Exhibit 14.1

CODE OF ETHICS FOR FINANCIAL OFFICERS

Adopted February 24, 2010

This Code of Ethics for Financial Officers has been adopted by the Board of Directors of Chesapeake Utilities Corporation (“Chesapeake”) to promote honest and ethical conduct, accurate and timely disclosure of financial information in Chesapeake’s filings with the Securities and Exchange Commission (SEC), and compliance with all applicable laws, rules and regulations.

Chesapeake expects all of its employees to carry out their responsibilities in accordance with the highest standards of personal and professional integrity and to abide by the provisions of Chesapeake’s Business Code of Ethics and Conduct and all other policies and procedures that may be adopted by the Company from time to time governing the conduct of its employees. This Code of Ethics for Financial Officers supplements the Company’s Business Code of Ethics and Conduct as it relates to the activities of Chesapeake’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Corporate Controller, hereafter referred to as the “Financial Officers”.

Each Financial Officer when performing his or her duties must:

•	Maintain high standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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Take reasonable actions within the scope of his or her responsibilities to ensure that the disclosures in reports and documents filed by Chesapeake with the SEC and in other public communications made by Chesapeake are accurate, complete, fairly stated, timely and understandable.

•	Comply with applicable governmental laws, rules and regulations, including the rules, regulations and policies of public regulatory agencies.

•	Act at all times in good faith, responsibly, with due care, and diligence in carrying out his or her responsibilities.

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Maintain the confidentiality of confidential financial or other information acquired in the course of employment, except when disclosure is properly authorized or is required by applicable law or legal process, and not use any such confidential information for personal advantage.

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Not take any action to coerce, manipulate, mislead or fraudulently influence an independent accountant or internal auditor engaged in the performance of an audit or review of Chesapeake’s financial statements or accounting books and records, with the purpose of rendering the financial statements false or misleading.

•	Report promptly any violation of this Code of Ethics for Financial Officers either directly to the Director of Internal Audit or the Chairman of the Audit Committee.

Any Financial Officer who violates this Code of Ethics for Financial Officers will be subject to appropriate disciplinary action, including possible termination of employment.

The Audit Committee shall be responsible for overseeing compliance with this Code of Ethics for Financial Officers and shall direct the investigation of any alleged violation and report its findings, including any recommended action, to the Board of Directors.